EXHIBIT 10.25

This Sabre Subscriber Agreement ("Agreement") is made by and between SABRE INC. ("Sabre") and 800 Travel Systems, Inc. ("Customer") as of the date signed by Sabre below.

WHEREAS, Sabre provides computerized travel and related reservation services through the Sabre System; and

WHEREAS, Customer desires to access the Sabre System for purposes of making travel arrangements for itself and its customers.

NOW, THEREFORE, Sabre and Customer agree as follows:

1. TERM OF AGREEMENT. This Agreement will begin on the Effective Date and will continue thereafter for sixty (60) months ("Initial Term"). Customer may be responsible for initiation costs incurred by Sabre prior to the Effective Date and will be obligated prior to such Effective Date to permit, and to reasonably cooperate with, any and all installation and initiation activities by Sabre necessary to activate Customer's access to the System and the Sabre System.

2. DEFINITIONS. The definitions set forth on Attachment 1 hereof apply to and are a part of this Agreement.

3.       LICENSE.

(A) LICENSE GRANT. Sabre grants Customer a non-exclusive, non-transferable limited license to use the System at the Site during the term of this Agreement for the sole purpose of accessing the Sabre System for travel-related information or to book reservations for air transportation, car rentals, hotel accommodations and other services and functions offered by Sabre from time to time. Sabre represents that it has all applicable rights, title and interest in the Sabre System and the System, including necessary IP Rights or has secured from the applicable manufacturer the right to grant such license. Customer will not disclose, lease, sell, export, distribute, copy, transfer or assign the System to any third party without Sabre's written consent. One copy of the System Software may be made for back-up purposes only and must incorporate all notices and legends appearing on the original media. System Software sub-licensed by Sabre hereunder may be subject to additional terms and conditions contained in the license agreement for such System Software. Sabre may audit the presence of System components at the Site at any time, through manual or automated means.

(B) CUSTOMER MODIFICATIONS; OBLIGATIONS ON TERMINATION. Customer may not modify, create derivative works, reverse compile, decompile, disassemble, reverse assemble or reverse engineer the System Software. Customer must install or allow Sabre to install non-optional modifications to the System, provided by Sabre at no charge, within thirty (30) days of notification from Sabre. Upon termination of this Agreement Customer agrees to immediately cease the use of and cooperate with Sabre in arranging for the de-installation and return of the System and all documentation and to pay all applicable deinstallation fees.

(C) SABRE MODIFICATIONS. Sabre retains the right to modify the Sabre System or the System at its discretion at any time during the term of this Agreement even if such modifications require Customer to make changes in its own equipment or software, as long as such modifications do not materially alter Customer's access to the Sabre System. Sabre will use reasonable efforts to notify Customer in advance of such modifications.

4.       FEES AND PAYMENT.

(a) Payment of Charges. Customer will pay Sabre the fees set forth in Amendment One to the Sabre Subscriber Agreement as well as any fees for optional products and services requested by Customer from time to time ("Charges"). All amounts payable to Sabre will be paid within fifteen (15) days of Sabre's invoice. Billing will commence upon the start of the Initial Term. All amounts mentioned in this Agreement will be due and payable in United States dollars unless both parties agree otherwise. Charges not paid when due may be subject to a late fee at the highest rate permitted by the governing law indicated in
Section 18. Customer will pay any taxes, fees, licenses or assessments, including withholding taxes, imposed or levied by any federal, state or local authority as a result of this Agreement, excluding taxes based on Sabre's net income. Customer will continue to be responsible for all applicable Charges during any period in which Sabre, as allowed in this Agreement, has suspended Customer's access to the Sabre System.

(B) INCREASES IN CHARGES. The Charges, other than the Fixed Monthly Fees and the move/installation/deinstallation fees, if applicable, are subject to change by Sabre upon thirty (30) days' written notice. Customer may terminate this Agreement prior to implementation of the increase should the new rate exceed a ten percent (10%) increase over the same fee in the previous twelve
(12) month period. The Charges related to communication access devices will be subject to increase, at any time and without limitation upon thirty (30) days advance notice to Customer.

(C) NON-SABRE EXPENSES. Customer is responsible for all Non-Sabre expenses that Customer incurs to implement the System, including any telephone and/or ISP charges resulting from accessing and using the Internet.

5. SABRE BOOKINGS. Air Sabre Bookings are credited in the calendar month in which the Segment is actually processed by Sabre for billing to the Participant unless the Segment is canceled or secured to another Pseudo City
Code by Customer in that same calendar month. The credit for air Sabre Bookings is subject to removal in subsequent months, prior to the Segment Activity Date, if the Sabre Booking is cancelled or secured to another Pseudo City Code by Customer. Other Sabre Bookings are credited in the latter of (i) the calendar month in which the Segment Activity Date occurs or (ii) the calendar month in
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which the Segment is actually processed by Sabre for billing to the Participant.
For purposes of calculating Sabre Bookings under this Agreement, each tour Segment will equal 2 Sabre Bookings and each cruise Segment will equal 4 Sabre Bookings ("Weighting Factors"). Sabre may change the Weighting Factors at any time upon ninety (90) days advance written notice to Customer.

6.       EQUIPMENT.

(a) STANDARD EQUIPMENT. If Customer is leasing Standard Equipment from Sabre the additional terms and conditions contained in Schedule B apply to and are a part of this Agreement.

(b) CUSTOMER-OWNED EQUIPMENT/SOFTWARE. Customer may use its own equipment and software in conjunction with the Sabre System and the System, provided that use of the System and Sabre System is limited to the purposes stated in Section 3 and remains subject to all the terms and conditions of this Agreement. Customer-owned equipment must meet Sabre's minimum hardware specifications. Any Customer-owned equipment or software that communicates directly with the Sabre System, including without limitation emulator boards, gateways, routers, ticket printers and data lines, must be approved and certified in advance by Sabre. Upon Sabre's reasonable request, Customer will promptly modify, alter, repair or de-install the Customer-owned equipment to remedy any impairment of Sabre System integrity or any other user's access to or operation of the Sabre System caused by Customer-owned equipment. Sabre may immediately suspend Customers access to the Sabre System if the impairment is not remedied to Sabre's satisfaction. Customer agrees to allow Sabre reasonable access to the Site at mutually agreeable times to allow Sabre to inspect any Customer-owned equipment used in conjunction with this Agreement. Sabre is not responsible for repairs and maintenance of any Customer-owned hardware or software or any third-party systems or networks accessed by Customer through the System. Customer will pay Sabre's then prevailing maintenance Charges incurred in responding to any reported malfunction that Sabre reasonably determines is attributable to Customer-owned hardware or software or third-party systems or networks.

7.       USE OF THE SABRE SYSTEM AND SYSTEM.

Customer agrees to the following limitations of use for the Sabre System and
System:

(a) Customer will take all precautions necessary to prevent unauthorized use of the Sabre System and the System. Intentional misuse of the Sabre System or the System is a material breach of this Agreement, and Sabre will have the right to terminate this Agreement immediately without notice and without liability to Customer. Misuse includes speculative booking, reservation of space in anticipation of demand, the failure to cancel test or training bookings, or the transmission, receipt, distribution or storage of material in violation of applicable law, regulation or third-party intellectual property rights, including obscene, defamatory or threatening material.

(b) Customer will remain responsible for any use of the System by itself or a third party (including un-authorized use).

(c) Customer will not enter any Prohibited Segments into the Sabre System. Prohibited Segments will not be counted for any purpose under the Agreement. Customer must remove all Travel Service Segments from the Sabre System when the corresponding internal reservation be canceled directly with the Participant.

(d) No input message may exceed three hundred (300) characters in length. Customer can not exceed one hundred seventy (170) Transactions per Sabre Booking.

("Transaction Limit") per month. Sabre may charge Customer for processing Transactions which exceed a ratio of one hundred thirty (130) Transactions per Sabre Booking ("Transaction Ratio") per month. Sabre will have the right, upon thirty (30) days written notice to Customer, to change the Transaction Limit and/or the Transaction Ratio.

(e) Customer's expected use of the System is the Fixed Monthly Discount Booking Level stated in Amendment One to Sabre Subscriber Agreement.

(f) Customer will comply with Sabre's reasonable instructions regarding proper use of the Sabre System and the System and will not use the System for the direct or indirect purpose of bypassing or circumventing the Sabre System to communicate directly with Participants.

8.       ACCESS.

(a) AUTHORIZATION; ACCESS PROVIDED BY SABRE. Other than access through the System, Sabre must approve in writing Customers access to the Sabre System including any changes to Customers method of access. If Sabre is providing access services to Customer, Sabre or its designated third party will install the necessary communication access device to connect the System to the Sabre System and other approved systems or networks. Customers first productive use of the System to access the Sabre System will constitute acceptance of the System by Customer.

(b) ACCESS USING NON-SABRE EQUIPMENT OR SERVICES. If Customer provides any equipment or utilizes third party services (such as an ISP) as part of the access to the Sabre System, Customer will be responsible for such equipment and services. Sabre's approval of access as required by Section 8(a) does not obligate Sabre to support any of the Customer-provided equipment or services.

(c) NON-SABRE TRAFFIC. Customer may use the System to transmit and receive Non-Sabre Traffic only from systems or networks approved in writing by Sabre. Customer acknowledges that in cases of communications capacity limits being reached, data transmission with the Sabre System will be given priority over any Non-Sabre Traffic.

9. INTERNET BOOKING SITE. Customer will notify Sabre of its intention to use an Internet booking site that accesses the System and Sabre System. Subject to the limitations stated in Section 7, Sabre grants Customer a non-exclusive license during the Term of the Agreement to connect Customers Internet booking site to the Sabre System and the System. The Internet booking site may only be operated on behalf of Customer and may only be used by Customers clients for the purposes stated in Section 3. In addition, Customer agrees to (i) comply with Sabre's internet branding standards and requirements, (ii) utilize a Sabre designated Internet Pseudo City Code for all activity done through the Internet booking site, and (iii) pay
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Sabre's then-current Charge for PNRs created through internet sites.

10. OPTIONAL FUNCTIONS, SERVICES AND PRODUCTS. Additional optional functions or services and products may be offered by Sabre and requested by Customer at any time during the term of this Agreement, including optional System Software upgrades, additional training, Site moves or relocations, and Standard Equipment additions. Additional services are subject to Sabre's approval, advance notice requirements and availability and will be charged to Customer at Sabre's then current prices. Customers use of any optional functions or services and products will be governed by the terms of this Agreement, and use or payment of any related Charges will constitute acceptance of such optional functions or services and products.

11. TRAINING. For a period of sixty (60) days after the System installation date, Sabre will make available introductory Sabre System training at a location mutually agreeable to both Sabre and Customer at no additional charge. Travel expenditures of Customers personnel to attend pre-implementation training will be Customer's responsibility. During the term of this Agreement, Customer must insure its employees and agents accessing the System are properly trained and Customer will be responsible for all Charges for additional training that may be needed.

12.      SABRE WARRANTIES.

(a) SABRE SYSTEM WARRANTY. Sabre warrants that during the term of this Agreement the Sabre System will not be materially inoperable more than five percent (5%) of Normal Business Hours in the aggregate, Monday through Saturday, per month ("Inoperable Threshold").

(b) SYSTEM WARRANTY. Sabre warrants that during the term of this Agreement the System will operate to provide access to the Sabre System during Normal Business Hours, provided that (1) the System may not be operable during brief periods due to routine maintenance, (2) Customer has installed or permitted installation of all required upgrades to any software or hardware, including any Customer owned equipment or software, and (3) the failure of the System to operate is not caused by Customer.

(c) DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, THE SABRE SYSTEM, THE DATA DERIVED FROM THE SABRE SYSTEM, THE SYSTEM AND/OR ANY COMPONENTS THEREOF ARE PROVIDED TO CUSTOMER BY SABRE "AS IS AND WITH ALL FAULTS". ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF ACCURACY, COMPLETENESS AND NON-INFRINGEMENT OF THE DATA DERIVED FROM THE SABRE SYSTEM, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

13.      LIMITATION OF WARRANTIES.

(a) LIMITED REMEDY FOR BREACH OF SYSTEM WARRANTY. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE SABRE SYSTEM WARRANTY IN SECTION 12(a) WILL BE A REDUCTION OF CUSTOMER'S MONTHLY CHARGES EQUAL TO SABRE'S THEN-CURRENT UP-TIME CREDIT RATE PER VIDEO AGENT SET AND VIDEO AGENT SET TERMINAL ADDRESS PER HOUR OF IN-OPERABILITY WHICH EXCEEDS THE INOPERABLE THRESHOLD. CUSTOMER MUST REQUEST SUCH REDUCTION IN WRITING WITHIN SIXTY (60) DAYS OF THE END OF THE APPLICABLE MONTH AND INCLUDE A LOG CONTAINING THE DATE, TIME AND DURATION OF THE IN-OPERABILITY, AND THE DATE AND TIME CUSTOMER REPORTED THE IN-OPERABILITY TO SABRE. SABRE IS NOT RESPONSIBLE FOR IN-OPERABILITY CAUSED BY CUSTOMER'S ISP OR TELEPHONE VENDOR.

(b) LIMITED WARRANTY FOR BREACH OF SYSTEM WARRANTY. IN THE EVENT OF A MATERIAL MALFUNCTION OR DEFECT IN AN UNALTERED COMPONENT OF THE SYSTEM THAT SUBSTANTIALLY AFFECTS PERFORMANCE OF THE SYSTEM THAT IS REPORTED BY CUSTOMER TO SABRE AND THAT CAN BE REPRODUCED BY SABRE, SABRE WILL USE REASONABLE EFFORTS TO CORRECT SUCH MALFUNCTION OR DEFECT AT NO ADDITIONAL CHARGE TO CUSTOMER. IF SUCH MALFUNCTION OR DEFECT MATERIALLY IMPAIRS CUSTOMER'S USE OF THE SYSTEM AND CANNOT BE CURED AS PROVIDED IN THIS SECTION, THEN CUSTOMER MAY TERMINATE THIS AGREEMENT WITHOUT FURTHER LIABILITY TO SABRE. THE FOREGOING IS CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY MALFUNCTION OR DEFECT IN THE SYSTEM OR ANY BREACH OF THE SYSTEM WARRANTY IN SECTION 12(B).

14. LIMITATION OF LIABILITY. AS A CONDITION TO ENTERING INTO THIS AGREEMENT, CUSTOMER AGREES THAT (a) SABRE WILL NOT BE LIABLE TO CUSTOMER FOR ANY LOSS, CLAIM OR DAMAGE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SABRE OR BY EVENTS BEYOND THE CONTROL OF SABRE.

(b) IF A PASSENGER USING A CONFIRMED RESERVATION MADE BY CUSTOMER THROUGH THE SABRE SYSTEM IS REFUSED SERVICE BY THE PARTICIPANT DUE TO AN OVERSALE OR THE LACK OF RECORD OF SUCH RESERVATION, THE SOLE REMEDY OF CUSTOMER WILL BE THAT PROVIDED FOR BY SUCH PARTICIPANT IN ITS TARIFF OR THE TERMS AND CONDITIONS OF THE PARTICIPANTS CONTRACT APPLICABLE TO CUSTOMER AND/OR THE PASSENGER.

(c) TO THE EXTENT THAT SABRE HAS ANY LIABILITY UNDER THIS AGREEMENT OR UNDER ANY THEORY OF LIABILITY, SABRE'S CUMULATIVE LIABILITY FOR DAMAGES TO CUSTOMER HEREUNDER WILL BE LIMITED TO THE LESSER OF (1) CUSTOMER'S DIRECT DAMAGES, (2) THE TOTAL AMOUNT OF CHARGES ACTUALLY PAID BY CUSTOMER TO SABRE PURSUANT TO THIS AGREEMENT OVER THE TERM OF THIS AGREEMENT, OR (3) ONE MILLION DOLLARS ($1,000,000).

(d) SABRE WILL NOT BE LIABLE TO CUSTOMER UNDER ANY THEORY OF LIABILITY OR ANY FORM OF ACTION (INCLUDING NEGLIGENCE) FOR ANY
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INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES UNDER ANY
CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE OR SAVINGS, OR THE LOSS OF USE OF ANY DATA, EVEN IF SABRE HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

15.      INDEMNIFICATION/RELEASE.

(a) Mutual Indemnities. Customer and Sabre ("lndemnitor") hereby agree to indemnify and hold each other, their officers, directors, agents, employees, ("Indemnitees") harmless from and against all third-party liabilities including but not limited to attorneys' fees, experts' fees, expenses and costs incident thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnitees by reason of any injuries to or deaths of persons or loss ot damage to or destruction of property (including loss of use thereof) arising out of or in connection with any act or omission of the Indemnitor under this Agreement.

(b) Customer Indemnification of Sabre. Customer will defend, indemnify and hold harmless Sabre and its officers, directors, agents, employees and direct and indirect subsidiaries of Sabre Holdings Corporation against all costs, fines and expenses, including attorneys fees, resulting from (1) Customer's failure to pay any taxes as required in this Agreement, (2) any claims, including debit memos issued by Participants, arising from Customer's misuse of the Sabre System including, without limitation, making fraudulent bookings and/or failing to honor Participant ticketing and fare rules, or (3) any claims arising from or related to any Customer-owned software, Customer-owned hardware, or Non-Sabre Traffic that is used in conjunction with the System including Customer's. failure to remove such items from the Standard Equipment prior to Sabre's removal or repair of any item of the System and Customer's failure to back-up its own software and data.

16. EXCUSABLE DELAY. Neither party will be liable for delays in performance of this Agreement caused by acts of God, strikes or other labor difficulties, fires or any other cause beyond the party's reasonable control, including but not limited to delays, deficiencies or interruptions caused by the electrical or telephone line suppliers, ISP or other common carriers.

17. ASSIGNMENT. Customer will not transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise without Sabre's prior written authorization which will not be unreasonably withheld, and any attempt to transfer or assign will render this Agreement null and void. Sabre may assign or delegate its interest, rights and/or obligations in this Agreement and Sabre will be released of all obligations as long as the transferee assumes all of Sabre's obligations in writing.

18. APPLICABLE LAW. This Agreement, and all of its provisions, will be governed by the substantive laws of the state of Texas without reference to its conflict of laws provisions. Each party hereby consents to the non-exclusive jurisdiction of the United States District Court for the Northern District of Texas and the courts of the State of Texas in any dispute arising out of this Agreement.

19. NOTICES. Notices given or required under this Agreement will be deemed delivered if sent by mail, Postage prepaid, to Sabre at 4200 American Blvd, MD 3558, Fort Worth TX 76155 USA, Attn: Financial Services; and to Customer at the address set forth below: 4802 Gunn Highway, Ste. 140, Tampa, Fl. 33624.

20. CONFIDENTIALITY. Each party's Confidential Information will remain that party's exclusive property. Each party will maintain the confidentiality of the other party's Confidential Information at all times during and after the term of this Agreement. Neither party will use, sell, sublicense, transfer, publish, disclose, display, or otherwise make available to others, except as authorized in this Agreement, the Confidential Information of the other party or any other material relating to the Confidential Information of the other party nor will either party permit its officers, employees, agents, contractors or subcontractors to divulge the other party's Confidential Information without that party's prior written consent. Nothing in this Agreement will be interpreted to limit in any way Sabre's right to use, market, sell or publish any booking related data subject only to any applicable laws or regulations.

21. SABRE DATA. Any data made available to Customer by Sabre through the Sabre System under this Agreement ("Sabre Data") will be used by Customer solely in connection with rendering the following services: (1) customer accounting and record keeping activities; or (2) the sale of or reservations for travel products and services, including schedule quotations, offered in the Sabre System. Customer will not publish, disclose or otherwise make available to any third party any compilation of Sabre Data. However, Customer may use specific Sabre Data for the benefit of its customers in connection with any reservation, schedule quotation, or production of a travel itinerary, invoice, statement or ticket.

22. TERMINATION AND DEFAULT. Upon the occurrence of any of the following instances of default and, in the case of (a) and (b), the failure of the defaulting party to cure such default within fifteen (15) days of written notice from the other party, the non-defaulting party will have the right to suspend services or terminate this Agreement and pursue all legal and equitable remedies to which it is entitled:

(a)      Customer fails to pay any amount when due;

(b) either party breaches any material term or obligation under this Agreement; or

(c) either party ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties, or executes an agreement to sell all or substantially all of its assets without complying with Sections 17 or 23.

23. CUSTOMER LOSS OF BUSINESS. At any time during the term of this Agreement, if Customer experiences or is threatened with a substantial loss of existing business, Sabre will, upon receipt of written notice from Customer, meet and confer with Customer within thirty (30) days to discuss the impact of the loss of business on this Agreement and to determine what changes to the Agreement, if any, can be made in good faith by the parties. If Customer ceases operation as a business other than as a result of a merger or sale of all or substantially all of its assets including without limitation its customer lists,

Sabre agrees to suspend Customer's obligations under this Agreement upon Customer's compliance with and execution of Sabre's then-current Suspension of Services Agreement, including but not limited to any fees or charges that may be applicable.

24. DELETION OF SYSTEM. Once during the Initial Term of the Agreement, Customer may delete at least one (1) but no more than ten percent (10%) of the Video Agent Set Terminal Addresses and, if applicable, installed productive Video Agent Sets and printers, contingent upon the following:

(a) Customer provides Sabre with documentation of a substantial decrease in the number of Sabre Bookings resulting from the loss of its commercial accounts and/or customer base;

(b) Customer notifies Sabre, in writing, of the description and location of System components to be deleted (the "Deleted System"); and

(c) Customer pays Sabre the applicable de-installation Charges plus any applicable monthly Charges for such Deleted System through the Stop Billing Date which Sabre will specify to Customer.

Upon Sabre's de-installation of the Deleted System Sabre will defer all Charges related to the Deleted System ("Deferred Charges") from the Stop Billing Date to the termination or expiration date of this Agreement. In addition to all other rights under the Agreement, upon termination of this Agreement due to an uncured event of default by Customer, Sabre will be entitled to immediate payment of the Deferred Charges plus interest, at the maximum rate allowed by applicable law from the date of the deferral until payment. If the Agreement expires by its own terms, Sabre will waive payment of the Deferred Charges.

25. EXISTING SUBSCRIBER AGREEMENT. If Customer has an existing Sabre subscriber agreement with Sabre, the parties agree to extend the term of the prior agreement through the Effective Date of this Agreement.

26. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes, as of the Effective Date, any prior agreements and understandings, whether oral or written, between the parties relating to the same subject matter. No modification, amendment or change hereof will be effective or binding on any party unless set forth in writing, duly executed by the parties. The waiver by any party hereto of any requirement or obligation arising hereunder will not operate or be construed as a subsequent waiver thereof. This Agreement will be binding upon and will inure to the benefit of the parties, their legal representatives, successors and assigns. This Agreement is not exclusive and each party is free to enter into similar agreements with any other party. The headings in this Agreement are for purposes of reference only and will not limit or define the meaning hereof. This Agreement may be executed in one or more counterparts, each of which will be an original but all of which will constitute one instrument. Any provision of this Agreement which may be determined by a court or other competent governmental authority to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions thereof, unless said prohibition or unenforceability materially alters the rights or obligations of either party.

27. SURVIVING SECTIONS. If the term of the Agreement expires or is terminated for any reason before Customer has paid to Sabre all of the sums due, the Agreement will survive such expiration or termination to the extent necessary to protect Sabre's rights until all sums owed to Sabre have been paid. Notwithstanding anything to the contrary referenced herein, Sections 3(b), 4, 13, 14, 15, 18, 20, and 21 will survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written below.

800 TRAVEL SYSTEMS, INC.



By:                                          By:          SABRE INC.
   ----------------------------------           -------------------------------
         (Signature)                                     (Signature)

Name:  Peter Sontag                             Name:  Peggy Spoor
       (Print Name)                                    (Print Name)

Title: CEO                                      Title: Vice President, Southern

Date:  12/14/00                                 Date:  12/21/00

   Date: Date:
   PCC:  B8T3, I944, AQ09, AQZ9, 9IX2

1. LEASE TERM. The lease term of the Standard Equipment will commence on the date of installation or, if already installed, the Effective Date and will continue for sixty (60) months ("Initial Lease Term"). Any additional Standard Equipment installed up to and including the thirty-sixth (36tn) month after the Effective Date shall terminate at the end of the Initial Term. The term of any additional Standard Equipment installed subsequently to the thirty-sixth (36 ) month of this Agreement shall have a term of sixty (60) months commencing on the date of installation. ("Additional Lease Term"). Any addition Standard Equipment installed after the Effective Date shall be subject to the same terms and conditions of this Agreement.

2. CHARGES AND PAYMENTS. In addition to the Charges, Customer agrees to pay to Sabre additional Charges for services and materials including without limitation the following: (a) the installation or removal of Standard Equipment;
(b) Standard Equipment relocation within the Site; (c) modifications, upgrades, enhancements or additions of Standard Equipment; (d) installation of peripheral devices requested by Customer, (e) materials for use with the Standard Equipment, including without limitation, ticket stock for use with thermal ticket printers.

3. INSTALLATION AND DELIVERY. Sabre will arrange for delivery of the Standard Equipment to the Site on the estimated installation date. Customer, at its expense, will be responsible for preparing, on or before the estimated installation date, the Site for the Standard Equipment in accordance with Sabre's reasonable instructions. If the Site is not prepared Customer will pay Sabre's reasonable expenses related to the attempted installation and the resulting delay in installation. Customer's failure to prepare the Site or failure to allow Sabre to install the Standard Equipment on the date mutually agreed to will be deemed an event of default. Customer will at all times keep the Standard Equipment in its sole possession and control at the Site. Customer will not move any part of the Standard Equipment from the Site without first obtaining the written consent of Sabre. Such consent will not be unreasonably withheld. Customer will install or allow Sabre to install any upgrade to the Standard Equipment deemed necessary by Sabre and provided by Sabre at no charge to Customer as long as. such upgrade does not materially impair Customer's ability to access and use the Sabre System in the manner expressly permitted in the Agreement. Customer will not install any Standard Equipment itself unless given written permission from Sabre to do so.

4. ACCEPTANCE OF THE STANDARD EQUIPMENT. Upon installation of the Standard Equipment and establishment of a successful connection with the Sabre System and any other Sabre approved systems or networks, Customer will be deemed to have accepted the Standard Equipment.

5. REPAIRS AND MAINTENANCE. Upon prompt notification from Customer, Sabre or its designated agent will promptly repair and maintain or replace the Standard Equipment provided that the Standard Equipment has been subject to reasonable operation. Customer will not make any modifications nor attempt to perform repairs or maintenance of any kind to the System. Customer will promptly inform Sabre of any breakdown of the Standard Equipment by contacting Sabre Customer Services. Repair or maintenance services on Standard Equipment during Normal Business Hours, Monday through Friday excluding legal holidays, are included in the Charges, provided that Customer has not been negligent and the Standard Equipment has been subject to reasonable operation; otherwise, Customer will be charged a service fee in accordance with Sabre's or its independent contractor's then prevailing rates.

6. TITLE AND OWNERSHIP. The Standard Equipment leased from Sabre will remain the property of Sabre. Customer will not in any other manner dispose of the Standard Equipment or any part thereof or suffer any lien or legal process to be incurred or levied on the Standard Equipment without Sabre's prior written permission.

7. INSURANCE. Customer will take all precautions to protect the Standard Equipment installed at the Site. At its own cost, Customer will procure and maintain insurance insuring the Standard Equipment against all risk of loss or damage, including, without limitation, the risk of fire, theft and any other such risks as are customarily insured in a standard all risk property insurance policy. Such insurance will also provide the following: (a) full replacement value coverage for the Standard Equipment; (b) an endorsement naming Sabre as a loss payee to the extent of its interest in the Standard Equipment; and (c) an endorsement requiring the insurer to give Sabre at least thirty (30) days prior written notice of any intended cancellation, non-renewal, material change in coverage or, within thirty (30) days of the event, written notice of any default in the payment of a premium. Risk of loss for and damage to the Standard Equipment will pass to the Customer upon delivery of the Standard Equipment to the Site. Sabre may request at any time proof of such insurance and/or other form of surety from Customer. The failure of Customer to produce such proof or surety within thirty (30) days of the request by Sabre will be considered an event of default.

                           ATTACHMENT 1 - DEFINITIONS


For the purposes of this Agreement, the following words will have the meanings set forth below:

"CHARGES" has the meaning given in Section 4(a).

"CONFIDENTIAL INFORMATION" means the terms and conditions of this Agreement, any and all applicable IP Rights, proprietary and confidential information of Sabre or Customer, their affiliates, subsidiaries, successors or assigns concerning their past, present or future research, development, business activities or affairs, finances, properties, methods of operation, processes and systems, agreements (including without limitation private fare or special discount agreements) related to the business of Sabre or Customer disclosed under this Agreement. Confidential Information does not include any information that (1) is or becomes generally known to the public, (2) which was in the receiving party's possession or was known by it prior to receipt by the disclosing party, (3) was rightfully disclosed to the receiving party without restriction, or (4) was independently developed by a party without the use of the other party's Confidential Information.

"EFFECTIVE DATE" means (1) if Customer has (a) no previous Sabre Subscriber Agreement with Sabre, or (b) is changing its existing System configuration in conjunction with entering into this Agreement, the installation date of the System; otherwise (2) the date this Agreement is signed by Sabre.

"INTERNET" means the global computer network commonly referred to as the Internet.

"IP RIGHTS" means all intellectual property rights, including (1) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, Confidential Information, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (2) any right to use or exploit any of the foregoing, and (3) any other proprietary right or intangible asset (including software).

"ISP" means an Internet service provider other than Sabre or its authorized providers.

"NON-SABRE TRAFFIC" means data other than that passing to and from the Sabre System which is transmitted and received by Customer using the System.

"NORMAL BUSINESS HOURS" means 9:00 a.m. to 6:00 p.m. in Customer's local time zone.

"PNR" means a passenger name record created in the Sabre System.

"PARTICIPANT" means any vendor of travel related products, information or services which has an agreement with Sabre or an affiliate of Sabre for the display of information regarding its products or services in the Sabre System.

"PROHIBITED SEGMENT" means a Travel Service Segment for which no corresponding reservation has been made within the Participant's internal reservation system.

"PSEUDO CITY CODE" means a code or codes assigned by Sabre to uniquely identify the Site.

"SABRE ACCESS" means the System Software, Video Agent Set Terminal Addresses, and communication access devices and networks provided to Customer by Sabre under this Agreement. "SABRE BOOKING" means an airline, hotel, tour, rental car or cruise Segment that obligates a Participant to pay a booking fee to Sabre or an affiliate of Sabre and that is created in or processed through the Sabre System by Customer or that is secured to Customer. Sabre Bookings may include additional product or service Segments in the future at Sabre's sole discretion.

"SABRE SYSTEM" means the host facilities of the Sabre0 global distribution system which has electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in its database.

"SEGMENT" means (1) for airline bookings, each separate flight segment reservation identified by a separate flight number in a PNR, multiplied by the number of passengers booked in such PNR for such flight segment; (2) for hotel bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of rooms, suites or other accommodations or the number of persons or the duration of the stay; (3) for car rental bookings, each separate reservation that is processed through the Sabre System with an action status code of HK, KK or KL regardless of the number of vehicles or persons or the duration of the rental; (4) for cruise bookings, each separate cabin reservation that is created in or processed through the Sabre System and confirmed by the Participant, regardless of the number of travelers or the duration of the cruise; and (5) for tour bookings, each separate reservation that is created in or processed through the Sabre System and confirmed by the Participant, regardless of the number of travelers or the duration of the tour. The term Segment does not include Prohibited Segments.

"SEGMENT ACTIVITY DATE" means the first date listed in a PNR for the relevant Segment. "SITE" means the Customer location identified herein.

"STANDARD EQUIPMENT" means the items, if any, of computer and/or communications hardware leased by Sabre to Customer under this Agreement.

"SYSTEM" means the Sabre Access and, if applicable, any Standard Equipment.

"SYSTEM SOFTWARE" means any software delivered by Sabre to Customer under this Agreement.

"TRANSACTION" means a grouping of characters transmitted to the Sabre System whether such transmission is made in the Sabre System manually or automated. Each transmission to the Sabre System from Customer constitutes one Transaction.

"TRANSACTION LIMIT" has the meaning given in Section 7(d).

"TRANSACTION RATIO" has the meaning given in Section 7(d).

"TRAVEL SERVICE SEGMENT" means a Sabre Booking entered in the Sabre System with an action status code of GK, GL, BK, BL, HN, YK, HK*, or HL*.

"VIDEO AGENT SET" means an item of Standard Equipment through which Customer is capable of making Sabre Bookings.

"VIDEO AGENT SET TERMINAL ADDRESS" means an assigned communication session between Customer and the Sabre System through which Customer is capable of making Sabre Bookings.

                     AMENDMENT TO SABRE SUBSCRIBER AGREEMENT


This Amendment to that certain Sabre Subscriber Agreement is made and entered into this 24th day of December, 2000, between Sabre Inc. ("Sabre") and 800 Travel Systems, Inc. ("Customer").

RECITALS

WHEREAS, Sabre and Customer have entered into that certain Sabre Subscriber Agreement dated as of December 1, 2000 (the "Agreement"); and

WHEREAS, it is in the best interest of the parties to modify certain provisions of the Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sabre and Customer hereby agree as follows:

1.       EFFECTIVE DATE. The effective date of this Amendment is December 1,
2000.

2.       CASH ADVANCE. [**..**].

3. CURRENT AND EXPANSIONARY DEVICES. Upon the Effective Date of this Amendment and provided Customer meets the terms and conditions as set forth below and in the Agreement Sabre shall provide, each month during the term hereof, fixed monthly discounts to offset the charges for the services and products listed below that are either currently installed or installed subsequent to the Effective Date of the Agreement:

         [**..**]

4.       SITE AND RATIOS OF STANDARD EQUIPMENT. [**..**].

5. BOOKING THRESHOLD. Notwithstanding anything contained herein, Sabre shall have no obligation to perform the undertakings set forth in paragraph 3 unless: (a) the Standard Equipment is available for purchase by Sabre on reasonable terms and conditions from the manufacturer; and (b) Customer processes a minimum of [**..**] Sabre Bookings per year (the "Yearly Volume Threshold") during the Initial Term of the Agreement or complies with paragraph 6.

6.       SABRE BOOKINGS BELOW YEARLY VOLUME THRESHOLD. [**..**]

7.       YEARLY VOLUME THRESHOLD INCENTIVE. [**..**]

         SABRE BOOKING LEVEL ABOVE VOLUME THRESHOLD                    CREDIT

                                    [**..**]

8.       ADDITIONAL ANNUAL INCENTIVE. [**..**].

9. REPORTS. Reports showing the number of Sabre Bookings shall be provided by Sabre on a monthly basis. Invoicing, if necessary, will be made at the end of each month and Customer agrees to pay all amounts due to Sabre, including applicable taxes, within thirty (30) days of the invoice date.

10. ACQUISITIONS. If at any time during the term of the Agreement, Customer purchases or otherwise acquires all of the assets of any travel agency which utilizes Sabre, then such travel agencies shall be bound by the terms and conditions as set forth in the Agreement and this Amendment. Notwithstanding the foregoing, all outstanding receivables at the time of acquisition by Customer must be paid to Sabre prior to inclusion of the acquired locations and/or equipment under the terms of the Agreement, unless otherwise agreed to by both parties. Customer and travel agency acquired must both notify Sabre in writing of the acquisition and must provide at a minimum (i) the pseudo city code of acquired locations(s), (ii) total number of productive devices being acquired, and (iii) the effective date of the acquisition.

11. BOOKING THRESHOLD REVIEWS. Commencing on the first anniversary of the Effective Date but not more than once every contract year, the parties will review the monthly booking threshold in order to adjust the monthly booking threshold to reflect changes in the actual costs of providing products and services hereunder. Upon conclusion of such review, Sabre and Customer agree to reset the Yearly Volume Threshold goal to previous twelve (12) month cycle actual Sabre bookings. Notwithstanding the foregoing, Sabre shall have the right to increase the monthly booking threshold to recover any actual increases in communication costs during the upcoming year. Sabre shall provide to Customer satisfactory evidence of such increased communication costs. Sabre shall decrease the monthly booking threshold upon conclusion of an annual review, in the event and to the extent that Sabre's cost of providing automation or communication services hereunder decreases.

12. WHOLLY OWNED OFFICE/OUTLETS. The terms and conditions of the Agreement and this Amendment are only applicable to wholly owned offices/outlets of Customer and shall not apply to any franchise or associate operation.

13. CONFIDENTIALITY. It is expressly understood and agreed that this Amendment and the Agreement, and each and every provision hereof, shall be held and treated as confidential and shall not be disclosed by Customer to any other person, firm, organization, association, or entity, of any and every kind, whether public, private or governmental, for any reason, or at any time, without the prior written consent of Sabre (except that Customer may disclose the provisions of the Agreement and this Amendment to its attorneys, accountants and/or consultants), unless such disclosure is required by law or legal process. In the event of such disclosure, this Amendment and the Agreement may be terminated immediately by Sabre, without notice to Customer, and Sabre shall have the right to pursue any remedies available to it in law or in equity.

14. DEFINED TERMS. The defined terms used in this Amendment shall have the meaning assigned to such terms in the Agreement.

15. AGREEMENT. Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the Amendment shall control.

16. TERMINATION OF PRIOR AGREEMENTS. All oral or written agreements entered into by the parities prior to the effective date of the Agreement and this Amendment which relate to the maintenance or use of the Sabre System or any portion thereof shall be deemed terminated upon execution of the Agreement and this Amendment.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year written below.

              CUSTOMER                              SABRE, INC.



By:                                  By:
   --------------------------------     ---------------------------------------
   (Signature)                          (Signature)

Name:  Peter Sontag                  Name:  Peggy Spoor
                   ----------------                    ------------------------
       (Print Name)                         (Print Name)
Title: CEO                           Title: VP - Southern Division
          -------------------------                                ------------
Date:  12/14/00                      Date:  12/21/00
               --------------------                 ---------------------------

PCC:   B8T3, I944, AQ09,
       AQ29, 91X2
                 ------------------